Exhibit 99.1

Fluor Corporation	Keith Stephens/Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 /469.398.7621

469.398.7000 main tel	Ken Lockwood/Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FOR IMMEDIATE RELEASE

Fluor Adds Rosemary T. Berkery and H. Paulett Eberhart to Board of Directors

IRVING, Texas, June 24, 2010—Fluor Corporation (NYSE: FLR) announced today the election of Rosemary T. Berkery and H. Paulett Eberhart to its Board of Directors. With these new additions, Fluor’s board increases from 10 to 12 members, with 11 being independent directors.

Berkery is presently vice chairman of UBS Wealth Management Americas and chairman of UBS Bank USA.  Eberhart is currently chairman and chief executive officer of HMS Ventures, a privately held business involved with real estate and consulting services.

“Rosemary and Paulett are both welcome additions to our board and bring with them respectively legal and financial expertise coupled with keen understanding of complex business operations,” said Alan Boeckmann, Fluor’s chairman and chief executive officer. “Each of them will provide valuable and unique insights to our board discussions and decision-making processes and we are pleased with their selection.”

Prior to her current position, Berkery served Merrill Lynch’s Board of Directors and its executive management team as vice chairman, executive vice president and general counsel for nearly a decade of her 25-year career.  She serves on the Board of Trustees of the School of American Ballet, Catholic Charities of the Archdiocese of New York, Fordham University and the College of Mount Saint Vincent.

Berkery earned a J.D. from St. John’s University Law School where she also served as an editor of the university’s distinguished Law Review.  She holds a bachelor’s degree from the College of Mount Saint Vincent in Riverdale, N.Y.

Eberhart was previously president and CEO of Invensys Process Systems in Plano, Texas, where she transformed the $1.5 billion company from a product-focused business to an integrated solutions provider.  She previously served as Electronic Data Systems Corporation’s (EDS) president for the Americas where she led EDS’s largest operating unit with annual revenues of $8.5 billion.  During her 26-year career with EDS, Eberhart held numerous executive financial and operating roles.  EDS is now an HP company.

Eberhart sits on the Board of Directors for Anadarko Petroleum, an energy exploration and production company, as well as for Advanced Micro Devices where she serves as the chair for its compensation committee.  She previously served on the boards of A.T. Kearney and Solectron Corporation.  Eberhart is a graduate of Bowling Green State University in Ohio where she earned a Bachelor of Science degree in business administration and is a Certified Public Accountant.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22 billion in 2009.  For more information, visit www.fluor.com.

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